                                                                    EXHIBIT 4(a)

                                 [FACE OF NOTE]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY") (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER HEREOF OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

REGISTERED                                             REGISTERED PRINCIPAL
No.                                                    AMOUNT: $50,000,000
CUSIP No.: 73741PAJ4

                           POST APARTMENT HOMES, L.P.
                                MEDIUM-TERM NOTE
                    Remarketed Reset Notes due April 7, 2009

ORIGINAL ISSUE DATE:  April 8, 1998 STATED MATURITY DATE:  April 7, 2009

                  POST APARTMENT HOMES, L.P., a Georgia limited partnership (the "Issuer"), which term includes any successor under the Indenture hereinafter referred to, for value received, hereby promises to pay to Cede and Co., a nominee of The Depository Trust Company its registered assigns, the principal amount of Fifty Million Dollars ($50,000,000), on April 7, 2009, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest in arrears on each January 7, April 7, July 7 and October 7, as the case may be, or any other date as shall be established by the Issuer as an interest payment date (each, an "Interest Payment Date"), commencing on July 7, 1998, and at maturity, on the principal amount of this Global Note, in like coin or currency, at the times and at the rate per annum from time to time in effect as set forth below, from the most recent date to which interest has been paid or, if no interest has been paid, from April 8, 1998. The interest so payable on each Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this Global Note is registered on the 15th calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date.

                  This Global Note is issued in respect of a duly authorized issue of Securities of the Issuer, designated as the Remarketed Reset Notes due April 7, 2009 of the Issuer (the "Notes"), which Notes are limited in aggregate principal amount to $50,000,000, of the series designated "Medium-Term Notes Due Nine Months or More From Date of Issue" of the Issuer, subject to an Indenture dated as of September 25, 1996 (the "Indenture"), between the Issuer and SunTrust Bank, Atlanta, as trustee (herein called the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Act"). The Notes are subject to all such terms, and beneficial owners of interests in this Global Note are referred to the Indenture and the Act for a statement of such terms. All terms used in this Global Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes of this series are general and unsecured obligations of the Issuer.

                  Except as provided below, owners of beneficial interests in the Notes evidenced by this Global Note will not be entitled to receive definitive Notes evidencing such ownership. Beneficial interests in the Notes will be held through a depositary selected by the Issuer, which initially is The Depository Trust Company ("DTC"). This Global Note will be deposited with and held by DTC and is registered in the name of DTC's nominee. So long as DTC's nominee is the registered owner of this Global Note, such nominee for all purposes will be considered the sole owner of the Notes under the Indenture. If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Issuer within 90 calendar days of its receipt of notice from DTC to such effect, the Issuer will issue individual Notes in definitive form in exchange for this Global Note. In addition, the Issuer may at any time and in its sole discretion determine not to have the Notes represented by a Global Note. In either instance, an owner of a beneficial interest in this Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.

                  During the period from and including April 8, 1998 to but excluding April 7, 1999 (the "Initial Spread Period"), interest on the Notes will be payable quarterly in arrears, on July 7, 1998, October 7, 1998, January 7, 1999 and April 7, 1999 (or, if not a Business Day (as defined herein), on the next succeeding Business Day (except as described below)), to the persons in whose names the Notes are registered at the close of business on the applicable record date (in the case of Notes in either the Floating Rate Mode or the Fixed Rate Mode, the 15th calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date) next preceding such Interest Payment Date. During the Initial Spread Period and any Subsequent Spread Period for which the Notes are in the Floating Rate Mode, the interest rate on the Notes will be reset quarterly and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Quarterly Period (as defined herein), plus the applicable Spread (as defined below). Interest on the Notes will accrue from and including each Interest Payment Date (or, in the case of the Initial Quarterly Period (as defined herein), April 8, 1998) to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be. The Initial




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

Quarterly Period will be the period from and including April 8, 1998 to but excluding the first Interest Payment Date (July 7, 1998) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period during the Initial Spread Period or any Subsequent Spread Period (as defined below) (each, a "Quarterly Period") will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date; the first day of a Quarterly Period is referred to herein as an "Interest Reset Date."

                  The Spread applicable during the Initial Spread Period will be .40% (the "Initial Spread"), and the interest rate mode used for the Initial
Spread Period will be the Floating Rate Mode. Thus, the interest rate per annum during the Initial Quarterly Period will be equal to LIBOR, determined as of April 6, 1998, plus .40%. The interest rate per annum for each succeeding Quarterly Period during the Initial Spread Period will equal LIBOR for such Quarterly Period plus the Initial Spread. Thereafter, the Spread will be determined in the manner described herein for each subsequent Spread period from and including each Commencement Date to but excluding each next succeeding Commencement Date (a "Subsequent Spread Period"), which will be one or more periods of at least six months and not more than ten years (or any integral multiple of six months therein), designated by the Issuer, commencing on an October 7 or April 7 (or as otherwise specified by the Issuer and the Remarketing Underwriter on the applicable Duration/Mode Determination Date in connection with the establishment of each Subsequent Spread Period), as applicable (a "Commencement Date"), through and including April 7, 2009 (no Subsequent Spread Period may end after April 7, 2009). The first Commencement Date will be April 7, 1999.

                  If any Interest Payment Date (other than at maturity), redemption date, Interest Reset Date, Commencement Date or Tender Date in the Floating Rate Mode would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date, Commencement Date or Tender Date shall be the next preceding Business Day.

                  If the maturity date for the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date.

                  LIBOR applicable for a Quarterly Period will be determined by the Rate Agent (as defined herein) as of the second London Business Day (as defined herein) preceding each Interest Reset Date (the "LIBOR Determination Date") in accordance with the following provisions:

                  (i) LIBOR will be determined on the basis of the offered rates for three-month deposits in U.S. dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on Telerate Page 3750 (as defined herein) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date.




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

"Telerate Page 3750" means the display designated on page "3750" on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

                  (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

                  Unless notice of redemption of the Notes as a whole has been given, after the Initial Spread Period, the duration, redemption dates, redemption type, redemption prices (if applicable), Commencement Date, Interest Payment Dates (as defined herein), interest rate mode and any other relevant terms for each Subsequent Spread Period (as defined herein) will be agreed to by the Issuer and the Remarketing Underwriter (as defined herein) on each applicable Duration/Mode Determination Date (as defined herein) and the Spread will be agreed to by the Issuer and the Remarketing Underwriter by 1:00 p.m., New York City time, on the corresponding Spread Determination Date (as defined herein). Interest on the Notes during each subsequent Spread period (a "Subsequent Spread Period") shall be payable, as applicable, either (i) at a floating interest rate (such Notes being in the "Floating Rate Mode," and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Mode" and such interest rate being a "Fixed Rate"), in each case as determined by the Remarketing Underwriter and the Issuer in accordance with a Remarketing Agreement between the Remarketing Underwriter and the Issuer (the "Remarketing Agreement").




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

                  After the Initial Spread Period, the Spread applicable to each Subsequent Spread Period will be determined on each subsequent Spread Determination Date that precedes the beginning of the corresponding Subsequent Spread Period, pursuant to agreement between the Issuer and the Remarketing Underwriter (except as otherwise provided below), and the interest rate mode used for each Subsequent Spread Period may be a Floating Rate Mode or a Fixed Rate Mode, at the discretion of the Issuer and the Remarketing Underwriter. If the Issuer and the Remarketing Underwriter are unable to agree on the Spread,
(1) the Subsequent Spread Period will be one year, (2) the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period will be the Alternate Spread (as defined herein) and (4) the Notes will be redeemable at the option of the Issuer, in whole or in part, upon at least five Business Days' Notice given by no later than the fifth Business Day after the relevant Spread Determination Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date, except that the Notes may not be redeemed prior to the Tender Date (as defined herein) or later than the last day of such one-year Subsequent Spread Period. The Alternate Spread will be the percentage equal to LIBOR (as described herein) for the Quarterly Period beginning on the first date of such Subsequent Spread Period (the "Commencement Date").

                  If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Issuer and the Remarketing Underwriter on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 1:00 p.m., New York City time, on the third Business Day prior to the Commencement Date for such Subsequent Spread Period (the "Fixed Rate Determination Date"), in accordance with the following provisions: the Fixed Rate will be a per annum rate and will be determined by adding (i) the applicable Spread (as agreed to by the Issuer and the Remarketing Underwriter on the preceding Spread Determination Date) to (ii) the yield to maturity determined by 1:00 p.m., New York City time, on the Fixed Rate Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Underwriter, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

                  Interest in the Fixed Rate Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates (October 7 and April 7, unless otherwise specified by the Issuer and the Remarketing Underwriter on the applicable Duration/Mode Determination Date) at the applicable Fixed Rate, as determined by the Issuer and the Remarketing Underwriter on the Fixed Rate Determination Date, beginning on the Commencement Date and for the duration of the relevant Subsequent Spread Period. Interest on the Notes will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be.




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

                  If any Interest Payment Date or any redemption date in the Fixed Rate Mode falls on a day that is not a Business Day (in either case, other than any Interest Payment Date or redemption date that falls on a Commencement Date, in which case such date will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

                  The Spread that will be applicable during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Underwriter so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, as described below, and (b) agreed to by the Issuer.

                  Unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, redemption types (i.e., par, premium or make-whole), redemption prices (if applicable), Commencement Date, Interest Payment Dates and interest rate mode (i.e., Fixed Rate Mode or Floating Rate
Mode) and any other relevant terms for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the tenth Business Day prior to the Commencement Date of each Subsequent Spread Period (the "Duration/Mode Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 1:00 p.m., New York City time, on the fifth Business Day prior to the Commencement Date of such Subsequent Spread Period (the "Spread Determination Date"). The Issuer will request, not later than five nor more than ten Business Days prior to any Spread Determination Date, that DTC notify its Participants of such Spread Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes to tender such Note as described below. In the event that DTC or its nominee is no longer the holder of record of the Notes, the Issuer will notify the Noteholders of such information within such period of time. This will be the only notice given by the Issuer or the Remarketing Underwriter with respect to such Spread Determination Date and procedures for tendering Notes. The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Mode, that is also a London Business Day. The term "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

                  All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one half cent being rounded upward.

                  In the event the Issuer and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any subsequent Spread Period, the Issuer and the Remarketing Underwriter will enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Spread Determination Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase from tendering Noteholders on the date immediately following the end of a Subsequent



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

Spread Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided below), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of DTC. Interest accrued on the Notes with respect to the preceding Quarterly Period will be paid by the Issuer in the manner described above.

                  The Tender Notice must be received by the Remarketing Underwriter during the period commencing at 3:00 p.m., New York City time, on the Spread Determination Date and ending at 12:00 noon, New York City time, on the second Business Day following such Spread Determination Date for such Subsequent Spread Period (the "Notice Date"). Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender Notice is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 p.m., New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

                  The obligation of the Remarketing Underwriter to purchase Notes from tendering Noteholders will be subject to several conditions precedent set forth in the Remarketing Underwriting Agreement. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events. In the event that, with respect to any Subsequent Spread Period, the Remarketing Underwriter does not purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, then (1) all such Tender Notices will be null and void, (2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date,
(3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced upon the applicable Commencement Date,
(4) the Notes will be reset to the Floating Rate Mode, (5) the Spread for such Subsequent Spread Period will be the Alternate Spread and (6) the Notes will be redeemable at the option of the Issuer, in whole or in part, upon at least ten Business Days' notice given by no later than the fifth Business Day following the relevant Tender Date, on the date set forth in such notice, which shall be no later than the last day of such one-year Subsequent Spread Period, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date.

                  No beneficial owner of any Note shall have any rights or claims against the Issuer or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except that such beneficial owner shall have the right to receive the Alternate Spread on such Notes from the Issuer. The Issuer will have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described herein.

                  If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Issuer and the Trustee. As soon as practicable after receipt of such notice, the Issuer will cause a notice to be given to Noteholders specifying



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

(1) the one-year duration of the Subsequent Spread Period, (2) that the Notes will reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (4) LIBOR for the Initial Quarterly Period of such Subsequent Spread Period.

                  The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Issuer to act as Remarketing Underwriter. The term "Rate Agent" means the nationally recognized broker-dealer selected by the Issuer as its agent to determine (i) LIBOR and the interest rate on the Notes for any Quarterly Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate. Pursuant to a Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Underwriter and Rate Agent. The Issuer, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date relating thereto.

                  The Notes may not be redeemed by the Issuer prior to April 7, 1999. On that date, on each Commencement Date and on those Interest Payment Dates specified as redemption dates by the Issuer on the Duration/Mode Determination Date in connection with any Subsequent Spread Period, the Notes may be redeemed, at the option of the Issuer, in whole or in part, upon notice thereof given at any time during the 30 calendar day period ending on the tenth Business Day prior to the redemption date, in accordance with the redemption type selected on the Duration/Mode Determination Date. In the event of any redemption of less than all of the outstanding Notes, the particular Notes to be redeemed will be selected by such method as the Issuer shall deem fair and appropriate. So long as the Global Note is held by DTC, the Issuer will give notice to DTC, and DTC will determine the principal amount to be redeemed from the account of each Participant.

                  The redemption type to be chosen by the Issuer and the Remarketing Underwriter on the Duration/Mode Determination Date may be one of the following as defined herein: (i) Par Redemption; (ii) Premium Redemption; or
(iii) Make-Whole Redemption. "Par Redemption" means redemption at a redemption price equal to 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date. "Premium Redemption" means redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus accrued interest thereon, if any, to the redemption date, as determined on the Duration/Mode Determination Date. "Make-Whole Redemption" means redemption at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon, if any, to the redemption date and (ii) the Make-Whole Amount (as defined herein), if any, with respect to such Notes.

                  "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or




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

accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (as defined herein) (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

                  "Reinvestment Rate" means 0.25% plus the yield on treasury securities at constant maturity under the heading "Week Ending" published in the Statistical Release (as defined herein) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

                  "Statistical Release" means the statistical release designated "H. 15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Rate Agent, after consultation with the Issuer.

                  The Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the registered holder hereof as the absolute owner of this Global Note for all purposes.

                  When a successor corporation assumes all of the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

                  Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and, if so specified above, in the Addendum hereto, which further provisions shall have the same force and effect as if set forth on the face hereof.

                  Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.





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


                  IN WITNESS WHEREOF, Post Apartment Homes, L.P. has caused this Note to be duly executed.

                               POST APARTMENT HOMES, L.P.,
                               as Issuer

                               By:  POST GP HOLDINGS, INC.,
                               as General Partner


                               By:
                                  ---------------------------------------------
                                   Name:     John A. Williams
                                   Title:    Chief Executive Officer

Attest:


Sherry W. Cohen
Senior Vice President and Secretary

            [SEAL]

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION


                  This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.


                  Dated:                         SUNTRUST BANK, ATLANTA,
                        --------------------     as Trustee


                                                 By:
                                                    --------------------------
                                                    Authorized Signatory

                                [REVERSE OF NOTE]

                           POST APARTMENT HOMES, L.P.
                                MEDIUM-TERM NOTE
                    Remarketed Reset Notes due April 7, 2009

                  This Note is one of a duly authorized series of Securities (the "Securities") of the Issuer issued and to be issued under an Indenture, dated as of September 25, 1996, as amended, modified or supplemented from time to time, (the "Indenture"), between the Issuer and SunTrust Bank, Atlanta, as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the series of Securities designated as "Medium-Term Notes Due Nine Months or More From Date of Issue" (the "Notes"), which series of Securities is limited to $344,000,000 aggregate initial offering price (or the equivalent thereof, determined as of the respective dates of issuance, in any other currency or currencies), subject to the provisions of the Indenture. All terms used but not defined in this Note specified on the face hereof or in an Addendum hereto shall have the meanings assigned to such terms in the Indenture.

                  This Note is issuable only in registered form without coupons in minimum denominations of U.S. $1,000 and integral multiples thereof or the minimum Authorized Denomination specified on the face hereof.

                  This Note will not be subject to any sinking fund and, unless otherwise provided on the face hereof in accordance with the provisions of the following two paragraphs, will not be redeemable or repayable prior to the Stated Maturity Date.

                  If an Event of Default, as defined in the Indenture, shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

                  The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth therein, which provisions apply to the Notes.

                  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the holders of the Securities at any time by the Issuer and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all Securities at the time outstanding and affected thereby. The Indenture also contains provisions permitting the holders of not less than a majority of the aggregate principal amount of the outstanding Securities of any series, on behalf of the holders of all such Securities, to waive compliance by the Issuer with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the holders of not less than a majority of the aggregate principal amount of the outstanding Securities of any series, in certain instances, to waive, on behalf of all of the holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and other Notes issued upon the registration or transfer hereof or in exchange heretofore or in lieu hereof, whether or not notation or such consent or waiver is made upon this Note.

                  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay principal, premium, if any, and interest in respect of this Note at the times, places and rate or formula, and in the coin or currency, herein prescribed.

                  As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer of this Note is registrable in the Security Register of the Issuer upon surrender of this Note for registration of transfer at the office or agency of the Issuer in any place where the principal hereof and any premium or interest hereon are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

                  As provided in the Indenture and subject to certain limitations therein and herein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations but otherwise having the same terms and conditions, as requested by the holder hereof surrendering the same.

                  No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

                  The Issuer will not, and will not permit a Subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are the Company, the Issuer and any of their Subsidiaries, but only so long as such Debt is held solely by any of the Company, the Issuer and any Subsidiary) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of
(i) Total Assets as of the end of the fiscal quarter covered in the Issuer's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in the Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Issuer's Total Assets being referred to as the "Adjusted Total Assets").

                  In addition to the foregoing limitation on the incurrence of Debt, the Issuer will not, and will not permit any Subsidiary to, incur any Secured Debt of the Issuer or any Subsidiary if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Issuer and its Subsidiaries on a consolidated basis is greater than 40% of Adjusted Total Assets. Debt shall be deemed to be "incurred" by the Issuer and its Subsidiaries on a consolidated basis whenever the Issuer and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

                  In addition to the foregoing limitations on the incurrence of Debt, the Issuer will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred, shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Issuer or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any increase or decrease in Total Assets, or any other acquisition or disposition by the Issuer or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease, or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to net income and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation. For purposes of the adjustments referred to in clause (iii) of the preceding sentence, any income earned (or loss incurred) as a result of any such increase, decrease or other acquisition or disposition referred to in clause (iii) for a period less than such four-quarter period shall be annualized for such four-quarter period.

                  The Issuer is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Issuer.

                  A breach of any of the foregoing covenants by the Issuer, and continuance of such breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes a written notice as set forth in the Indenture, shall be an event of default under the Indenture.

As used herein:

                  "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Issuer and its Subsidiaries.

                  "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Issuer and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) charges resulting from a change in accounting principles, and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

                  "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) of the Issuer and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with generally accepted accounting principles.

                  "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

                  "Debt" of the Issuer or any Subsidiary means any indebtedness of the Issuer and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Issuer and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Issuer and its Subsidiaries as lessee which is reflected in the Issuer's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Issuer's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Issuer or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Issuer or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Issuer and its Subsidiaries on a consolidated basis whenever the Issuer and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof).

                  "Secured Debt" means Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets.

                  "Senior Executive Group" shall mean, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Operating Officer, or any Executive Vice President of the Company.

                  "Subsidiary" means (i) any corporation or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Issuer or the Company and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Issuer, the Company, any other Subsidiary, and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as an officer of the Company or the Secretary of such Subsidiary, and (ii) any other entity (other than the Company) the accounts of which are consolidated with the accounts of the Issuer.

                  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

                  "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and
(ii) all other assets of the Issuer and its Subsidiaries not securing any portion of Secured Debt determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

                  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

                  "Unsecured Debt" means Debt of the Issuer or any Subsidiary that is not Secured Debt.

                  Neither the Company nor any other partner of the Issuer shall have any obligation or liability for payment of the Notes, and holders of the Notes will have no claims or other recourse against the Company or any other partner of the Issuer, or against any assets of the Company or any other partner of the Issuer, in respect of the Notes; and the holders of the Notes shall not have any right to enforce any obligation of a partner to make a contribution to the Issuer under any provision of the Agreement of Limited Partnership. Neither the Company nor any other partner of the Issuer nor any of their respective assets shall be subject to any lien, levy, execution or any other enforcement procedure relating directly or indirectly to the Notes or any obligations hereunder; provided, however, that in the event of a dissolution of the Issuer, any assets of the Issuer that are received by the Company in such dissolution shall be subject to the claims of the holders of the Notes for the enforcement of payment thereof. The Issuer covenants that the Company shall not acquire any assets other than interests in the Issuer and other than such bank accounts or similar instruments or accounts as necessary to carry out its responsibilities under the Agreement of Limited Partnership of the Issuer without the prior written consent of a majority in principal amount of all of the outstanding Notes. A breach of the foregoing covenant by the Issuer, and continuance of such breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes a written notice as set forth in the Indenture, shall be an event of default under the Indenture.

                  The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State without regard to conflict of law principles.

                  ABBREVIATIONS

                  The following abbreviations, when used in the inscription on the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -     as tenants in common                  UNIF GIFT MIN ACT -             Custodian
TEN ENT  -     as tenants by the entireties                              -----------           ----------
JT TEN   -     as joint tenants with right                                  (Cust)               (minor)
                  of survivorship and not as                  under Uniform Gifts to Minors Act
                  tenants in common
                                                                         --------------
                                                                            (State)

                  Additional abbreviations may also be used though not in the above list.



                  ASSIGNMENT

                  FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
              OTHER
IDENTIFYING NUMBER OF ASSIGNEE

_________________
(Please print or typewrite name and address including postal zip code of assignee)

_________________ this Note and all
rights thereunder hereby irrevocably constituting and appointing

_________________ Attorney to transfer this Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
      ------------

                            ---------------------------------------------------



                            ---------------------------------------------------
                            Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever.

                  OPTION TO ELECT REPAYMENT

                  The undersigned hereby irrevocably request(s) and instruct(s) the Issuer to repay this Note (or portion hereof specified below) pursuant to its terms at a price equal to 100% of the principal amount to be repaid, together with unpaid interest accrued hereon to the Repayment Date, to the undersigned, at


                  (Please print or typewrite name and address of the undersigned)

                  For this Note to be repaid, the Trustee must receive at its corporate trust office in the Borough of Manhattan, The City of New York, currently located at c/o First National Bank of Chicago, 14 Wall Street, Suite 4607, New York, New York 10005, not more than 60 nor less than 30 calendar days prior to the Repayment Date, this Note with this "Option to Elect Repayment" form duly completed.

                  If less than the entire principal amount of this Note is to be repaid, specify the portion hereof (which shall be increments of U.S. $1,000 (or, if the Specified Currency is other than United States dollars, the minimum Authorized Denomination specified on the face hereof), which the holder elects to have repaid and specify the denomination or denominations (which shall be an Authorized Denomination) of the Notes to be issued to the holder for the portion of this Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid).


Principal Amount to
be Repaid:        $__________
                                    -------------------------------------------
                                    Notice: The signature(s) on this Option to Elect Repayment must correspond with the name(s) as written upon the face of this
                                    Note in every particular, without alteration or enlargement or any change whatsoever.

Date:
     -------------